SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)

                              TRANSNET CORPORATION
                              --------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    893782102
                                    ---------
                                 (CUSIP Number)

                                 March 10, 2009
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1 (b)

      |X|   Rule 13d-1 (c)

      |_|   Rule 13d-1 (d)


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

-------------------                                            -----------------
CUSIP No. 893782102                    13G                     Page 2 of 5 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Kasaken Capital, LLC                 20-8259517
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New Jersey
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     250,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            250,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      250,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO (Limited Liability Company)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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

Item 1(a).  Name of Issuer:

            TransNet Corporation
            --------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            45 Columbia Road, Somerville, New Jersey 08876-3576
            ---------------------------------------------------

Item 2(a).  Name of Person Filing:

            Kasaken Capital, LLC
            --------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            55 Union Place, Summit, New Jersey 07901
            ----------------------------------------

Item 2(c).  Citizenship:

            New Jersey
            ----------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value per share
            ---------------------------------------

Item 2(e).  CUSIP Number:

            893782102
            ---------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

       (a)  |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act (15 U.S.C. 78o);
       (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act (15
                  U.S.C. 78c);
       (c)  |_|   Insurance company defined in section 3(a)(19) of the Exchange
                  Act (15 U.S.C 78c);
       (d)  |_|   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a-8);
       (e)  |_|   An investment adviser in accordance Section
                  240.13d-1(b)(1)(ii)(E);
       (f)  |_|   An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(ii)(F);
       (g)  |_|   A parent holding company or control person in accordance with
                  Rule 13d-1 (b)(1)(ii)(G);
       (h)  |_|   A savings association ad defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
       (i)  |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act (15 U.S.C. 80a-3);
       (j)  |_|   A non-U.S. institution in accordance with Section
                  240.13d-1(b)(1)(ii)(J);
       (k)  |_|   Group, in accordance with Rule 13d-1 (b)(1)(ii)(K).

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               250,000*


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

          (b)  Percent of class:
               5.2%*

          (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote: 250,000*

         (ii)  Shared power to vote or to direct the vote: 0

        (iii)  Sole power to dispose or to direct the disposition of: 250,000*

         (iv)  Shared power to dispose or to direct the disposition of: 0

                  * As of March 10, 2009, Kasaken Capital, LLC owned 250,000 shares of the Issuer. Percentage of ownership is based on 4,823,304 shares of Common Stock outstanding as of February 12 2009, as set forth on Issuer's Form 10-Q, filed on February 17, 2009 with the Securities and Exchange Commission.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief of the undersigned, the undersigned certifies that information set forth in this statement is true, complete and correct. Dated as of March 13, 2009

                                               KASAKEN CAPITAL, LLC


                                               By /s/Edgar Mokuvos
                                                  ------------------------------
                                                  Name:  Edgar Mokuvos
                                                  Title: Chief Executive Officer

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


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